FLEET NATIONAL BANK

2001 (Second) Amended and Restated
Commercial Loan Agreement

THIS 2001 (SECOND) AMENDED AND RESTATED COMMERCIAL LOAN AGREEMENT (“Agreement”), dated as of September 28, 2001, between FLEET NATIONAL BANK (the “ Bank”), having an office at 157 Church Street, New Haven, Connecticut 06510 and SWISS ARMY BRANDS, INC. (the “Borrower”), having its chief executive office at One Research Drive, Shelton, Connecticut 06484.

        This Agreement constitutes the amendment and restatement of that certain 2001 Amended and Restated Commercial Loan Agreement between the Borrower and the Lender dated as of May 25, 2001 (the “2001 Loan Agreement”).

W I T N E S S E T H:

        Section 1. Definitions

        Unless otherwise defined or specified herein, all accounting terms shall be construed and all accounting determinations shall be made in accordance with GAAP.

        2000 Term Loan means the 2000 Term Loan as defined in Section 2B.1 hereof.

        2000 Term Note means the 2000 Commercial Promissory Note attached as Exhibit 4 hereto.

        Account means accounts, chattel paper and instruments as those terms are defined in the Code, whether now owned or hereafter acquired by the Borrower.

        Account Debtor means any Person who is or may become obligated to Borrower under or on account of an Account.

        Advance means an advance of funds to the Borrower by the Bank pursuant to this Agreement under the Line of Credit or a reborrowing by the Borrower of an outstanding amount under the Line of Credit, which shall bear interest at the Base Rate, the LIBOR Rate or the Cost of Funds Rate.

        Affiliate means any person or corporation which directly or indirectly controls, or is controlled by, or is under common control with the Borrower.

        Agreement means this 2001 (Second) Amended and Restated Commercial Loan Agreement.

        Applicable Interest Period means the Interest Period selected by the Borrower pursuant to this Agreement.

        Base Rate Advance means an Advance that bears interest at a rate per annum equal to the Base Rate.

        Base Rate means the variable per annum rate of interest so designated by the Bank from time to time as its Base Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Base Rate shall take place immediately without notice or demand of any kind.

        Borrowing Base means seventy-five percent (75%) of the face value of the Eligible Accounts plus twenty five percent (25%) of the value of the Eligible Inventory (determined according to the lower of market value or cost on a last in first out basis) minus the aggregate of the then currently outstanding balances under the Term Loan and the 2000 Term Loan.

        Borrowing Base Certificate means a form for reporting the Borrowing Base, a specimen of which is attached hereto as Exhibit 1, or such other form as the Bank may require from time to time.

        Borrowing Date means the date on which the Bank shall make an Advance pursuant to the terms of this Agreement.

        Business Day means in respect of any date that is specified in this Agreement or the Notes to be subject to adjustment in accordance with the Following Business Day Convention (as described and defined in Section 10.19 hereof), a day on which commercial banks settle payments in (i) London, England if the payment obligation is calculated by reference to LIBOR, or (ii) New York, if the payment obligation is calculated by reference to any Base Rate or Cost of Funds Rate.

        Capital Assets means assets that in accordance with GAAP are required or permitted to be depreciated or amortized on Borrower's balance sheet.

        Capital Leases means capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of Capital Assets.

        Code means the Uniform Commercial Code in effect in Connecticut.

        Control shall be deemed to exist if any Person shall have possession, directly or indirectly, of the power to direct the management or policies of the Borrower or any Person deemed to be an Affiliate of the Borrower, and shall be deemed to include any holder of 10% or more of any stock or other interest in the Borrower or in any Person deemed to be an Affiliate of the Borrower, whether such holding is direct or indirect.

        Cost of Funds means the per annum rate of interest which Bank is required to pay, or is offering to pay, for wholesale liabilities of like tenor, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies, as determined by Bank.

        Cost of Funds Advance means an Advance that bears interest at a rate per annum equal to the Cost of Funds Rate.

        Cost of Funds Rate Loan shall mean a Cost of Funds Advance or the Term Loan bearing interest at the Term Loan Cost of Funds Rate or the 2000 Term Loan bearing interest at the Term Loan Cost of Funds Rate.

        Cost of Funds Rate means an interest rate per annum equal at all times during an Interest Period to the aggregate of (i) Cost of Funds and (ii) the Interest Rate Margin.

        Current Maturity of Long-Term Debt ("CMLTD") means the current maturities of long-term Indebtedness during the next four quarterly periods, including, but not limited to, amounts required to be paid during such periods under Capital Leases.

        Current Ratio means the ratio of Total Current Assets to Total Current Liabilities.

        Dividends means, for the applicable period, the aggregate of all amounts paid or payable as dividends, with respect to Borrower's shares of stock, whether now or hereafter outstanding.

        Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") means, for the applicable period, operating income plus, for the applicable period during the second half of 2001 only, the Hancock Stock Proceeds (as defined in section 4.1 of this Agreement), excluding the effect of any non-cash reductions in the value of investments on the Borrower's balance sheet, before the payment of interest and taxes plus depreciation and amortization, all as determined in accordance with GAAP.

        Eligible Accounts shall be determined by the Bank, upon delivery to Bank of a Borrowing Base Certificate, in the reasonable exercise of its discretion, as to which Accounts listed thereon shall be deemed to be "Eligible Accounts". In making this determination, Bank will consider, but shall not be limited to, the following criteria:

                     The goods or services giving rise to such Account have been shipped or delivered to or performed for an Account Debtor (i) on an absolute sale basis and not on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return agreement, (ii) on an open account basis, (iii) no material part of the subject goods or services has been returned, rejected, lost or damaged, (iv) the Account is not evidenced by chattel paper or an instrument of any kind, and (v) the Account Debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding of any kind;

                     If the Account Debtor is located outside the United States, (i) the subject goods shall have been shipped or the services rendered after receipt, by Borrower from the Account Debtor, of an irrevocable letter of credit, which letter of credit shall have been confirmed by a financial institution acceptable to Bank and shall be in form and substance acceptable to Bank and shall be transferred, assigned or otherwise made payable to Bank in form and substance satisfactory to Bank, and (ii) the Account shall be payable in the full amount of the face value of the Account in United States dollars;

                     The Account is a valid, legally enforceable obligation of the Account Debtor thereunder and is not subject to any offset or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder; provided, however, that, if it is subject to any such offset, defense or claim, it shall be ineligible only to the extent of such offset, defense or claim;

                     The Account is subject to a duly perfected first priority security interest in favor of the Bank;

                     The Account is subject to no lien or security interest whatsoever, except for the security interest of Bank under the Related Agreements and liens or security interests which have been expressly subordinated to the security interest of Bank in form and substance satisfactory to Bank;

                     The Account is evidenced by an invoice or other proof of delivery in form acceptable to Bank;

                     The Account has not remained unpaid for a period exceeding ninety (90) days after the due date;

                     The Account is not owing from an Account Debtor which is located in the State of New Jersey or the State of Minnesota unless Borrower has filed a Notice of Business Activities Report with the New Jersey Division of Taxation or the applicable Minnesota agency, as appropriate, for the then current year;

                     The Account does not arise out of transactions with an employee, officer, agent, director, stockholder, Affiliate, or Subsidiary of Borrower;

                     The Account does not arise out of a transaction with the United States or any department or agency thereof, unless assignment of which to Bank has been properly filed in accordance with the Federal Assignment of Claims Act; and

                     The Account is not an Account which is, or may become, a contra account.

        Eligible Inventory shall be determined by the Bank, upon delivery to Bank of a Borrowing Base Certificate, in the reasonable exercise of its discretion, as to what Inventory listed thereon shall be deemed to be "Eligible Inventory." In making this determination, Bank will consider, but shall not be limited to, the following criteria:

                     The Inventory consists of finished goods that are useable and saleable by the Borrower or Bear Cutlery, Inc. in the ordinary course of business;

                     The Inventory complies with all applicable laws, regulations and rules;

                     The Inventory is located in the United States or the province of Ontario, Canada;

                     The Inventory is subject to a duly perfected first priority security interest in favor of the Bank; and

                     The Inventory is subject to no lien or security interest whatsoever, except for the security interest of Bank hereunder and liens or security interests which have been expressly subordinated to the security interest of Bank in form and substance satisfactory to Bank.

        Events of Default shall have the meaning given such term in Section 8 of this Agreement.

        Eurocurrency Liabilities shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        Fixed Rate Advance means a LIBOR Advance or a Cost of Funds Advance.

        Funded Debt means (i) Indebtedness on account of borrowed money and (ii) obligations under Capital Leases.

        GAAP means generally accepted accounting principles in the United States of America, as from time to time in effect; provided, however, that for purposes of compliance with Section 7 of this Agreement and the related definitions, GAAP means such principles as in effect on the date of the preparation and delivery of the financial statements described in Section 3.3 and Schedule A hereto and consistently followed, without giving effect to any subsequent changes other than changes consented to in writing by the Bank.

        Guarantor means, individually and collectively, Excelsior Advertising, Inc., Swiss Army Brand, Ltd., Swiss Army Brands (Suisse) S.A., Bear Cutlery, Inc., Swiss Army Brands CH, Inc., and Swiss Retail LLC.

        Hancock Stock means all of the shares of stock in the John Hancock Life Insurance Company owned by Borrower.

        Indebtedness means all obligations that in accordance with GAAP should be classified as liabilities upon Borrower's balance sheet or to which reference should be made by footnotes thereto.

        Intangible Assets means assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, tradenames and copyrights.

        Interest means, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on Indebtedness and on Capital Leases, determined in accordance with GAAP.

        Interest Period means, respectively, with respect to the Term Loan, the 2000 Term Loan and each Fixed Rate Advance:

        (i) initially the period (A) commencing, respectively, on the Borrowing Date of the Term Loan, the 2000 Term Loan or such Fixed Rate Advance, and (B) ending at the end of the Applicable Interest Period, to be elected by the Borrower: (a) for LIBOR Advances and the Term Loan bearing interest at a Term Loan LIBOR Rate B 7, 30, 60 or 90 days thereafter, and (b) for the 2000 Term Loan bearing interest at a Term Loan LIBOR Rate -- 30, 60, 90 or 180 days thereafter, and (c) for Cost of Funds Rate Loans, 7, 14, or 21 days thereafter, as the case may be, as selected by the Borrower, and (ii) thereafter, such subsequent Interest Period for the Term Loan, the 2000 Term Loan or such Fixed Rate Advance shall begin on the last day of the preceding Interest Period for the Term Loan, the 2000 Term Loan or such Fixed Rate Advance and shall end at the end of the Applicable Interest Period as the Borrower may select pursuant to this Agreement; provided that (A) any Interest Period for a LIBOR Loan which would otherwise end on a day which is not a Business Day shall end and the next Interest Period shall commence on the next preceding or the next succeeding day which is a Business Day as determined conclusively by the Bank in accordance with the then current bank practices in London, England, (B) any Interest Period for a Cost of Funds Rate Loan which would otherwise end on a day which is not a Business Day shall end and the next Interest Period shall commence on the next preceding or the next succeeding day which is a Business Day as determined conclusively by the Bank; and (C) no Interest Period shall end after the Termination Date.

        Interest Rate Margin means, with regard to the Term Loan, the 2000 Term Loan, and the Line of Credit, the percentage rate by which LIBOR and Cost of Funds is increased as determined by referring to the Performance Pricing Grid attached hereto as Schedule B.

        Changes in the Interest Rate Margin resulting from changes in the Funded Debt to EBITDA Ratio, as determined pursuant to Section 7.2 hereof, shall become effective on the date on which the financial statements and compliance certificate are received by the Bank pursuant to Section 5.1 hereof (but in any event not earlier than the first day of the first month following the forty-fifth (45th) day after the end of the quarterly period of each fiscal year to which such financial statements and compliance certificate relate) and shall remain in effect until the next change to be effected pursuant to this paragraph. If the financial statements or the compliance certificates referred to above are not delivered within the time periods specified above, then, until such financial statements and compliance certificate are delivered, the Funded Debt to EBITDA Ratio as of the end of the fiscal period that would have been covered thereby shall, for the purposes of this definition, be deemed to be greater than 3.0 to 1.0, provided however, that this shall not constitute a waiver of any Event of Default by the Bank.

        Inventory means inventory, as the term is defined in the Code, whether now owned or hereafter acquired by the Borrower, and, including, without limitation, any and all goods, merchandise and other personal property, wheresoever located and whether or not in transit, now owned or hereafter acquired by the Borrower, which is or may at any time be held for sale or lease, or furnished or to be furnished under any contract of service or held as raw materials, work in process, supplies or materials used or consumed in the Borrower's businesses, and all such property the sale or other disposition of which has given rise to Accounts or Documents (as that term is defined in the Code) and which has been returned to or repossessed or stopped in transit by the Borrower.

        LIBOR Advance means an Advance that bears interest at a rate per annum equal to the LIBOR Interest Rate.

        LIBOR shall mean, as applicable to any Term Loan LIBOR Rate or LIBOR Advance (collectively, a “LIBOR Loan”), the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars, for a period of time comparable to such LIBOR Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two Business Days preceding the first day of such LIBOR Loan; provided, however, if the rate described above does not appear on the Telerate System on any such applicable interest determination date, the LIBOR rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two Business Days preceding the first day of such LIBOR Loan as selected by Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two Business Days preceding the first day of such LIBOR Loan. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

        LIBOR Interest Rate means an interest rate per annum equal at all times during an Interest Period to the aggregate of (i) LIBOR and (ii) the Interest Rate Margin.

        LIBOR Loan shall mean a LIBOR Advance, the Term Loan bearing interest at the Term Loan LIBOR Rate, or the 2000 Term Loan bearing interest at the Term Loan LIBOR Rate.

        Line of Credit means the revolving line of credit set forth in Section 2.1 of this Agreement that the Bank may advance to the Borrower and the Borrower may borrow from the Bank.

        Line of Credit Note means the 2001 Substituted Commercial Revolving Promissory Note dated as of May 25, 2001, as modified by the Allonge to 2001 Substituted Commercial Revolving Promissory Note, of even date with the Agreement, each executed and delivered by the Borrower in substantially the form of Exhibit 2 hereto and which collectively evidence the Line of Credit.

        Net Income (Net Loss) means the net income (or net loss, expressed as a negative number) for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with GAAP.

        Notes means the Line of Credit Note, the Term Note and the 2000 Term Note.

        Performance Pricing Grid means that chart outlining the applicable adjustment to the interest rate payable under the Notes, which chart is attached hereto as Schedule B.

        Person means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

        Related Agreements means the various agreements and documents described under the heading "Related Agreements" in Schedule A to this Agreement and such other documents, delivered or caused to be delivered, by the Borrower to the Bank.

        Reserve Percentagemeans the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against Euro-currency Liabilities.

        Retail means Swiss Retail LLC.

        Subsidiary means any corporation, a majority of whose outstanding stock having ordinary voting powers for the election of directors, shall at any time be owned or controlled by the Borrower or one or more of its subsidiaries.

        Stockholder Equity means total stockholders' equity determined in accordance with GAAP but excluding from such determination all non-cash charges and credits resulting from the application of Financial Accounting Standard 133.

        Tangible Net Worth means Stockholder Equity minus Intangible Assets.

        Termination Date shall have the meaning given such term in Section 2.1 of this Agreement.

        Term Loan means the Term Loan as defined in Section 2A hereof.

        Term Loan Base Rate means the variable per annum rate of interest equal at all times to the Base Rate.

        Term Loan Cost of Funds Rate means an interest rate per annum equal at all times during an Interest Period to the aggregate of (i) Cost of Funds and (ii) the Interest Rate Margin.

        Term Loan Fixed Rate means the Term Loan LIBOR Rate or the Term Loan Cost of Funds Rate.

        Term Loan LIBOR Rate means an interest rate per annum equal at all times during an Interest Period to the aggregate of (i) LIBOR and (ii) the Interest Rate Margin.

        Term Note means the 1999 Commercial Promissory Term Note attached as Exhibit 3 hereto.

        Total Current Assets means total current assets determined in accordance with GAAP.

        Total Current Liabilities means total current Indebtedness determined in accordance with GAAP.

        Total Liabilities means total Indebtedness determined in accordance with GAAP.

        Victorinox Letter Agreement means the letter agreement, an executed copy of which is attached hereto as Exhibit 5, among Borrower, Victorinox, A.G. ("Victorinox") and Victorinox-Swiss Army Brands, A.G. ("VISA") and dated July 30, 2001.

        Working Capital means Total Current Assets less Total Current Liabilities.

        Xantia Agreement shall mean the Share Purchase Agreement, dated June 23, 2000, among Swiss Army Brands CH, Inc., Victorinox AG and Michel and Irene Theivent, as amended as of July 11, 2000 and as further amended through the closing date thereof, and providing for the purchase of all of the outstanding shares of stock in Xantia SA, with Swiss Army Brands CH, Inc. and Victorinox AG each purchasing one-half of the shares of stock in Xantia SA.

        Xantia Note shall mean the payment obligation of Swiss Army Brands CH, Inc. as set forth in Section 3(b) of the Xantia Agreement.

        Section 2. The Line of Credit

        2.1 The Line of Credit. Pursuant to the terms of this Agreement and upon the satisfaction of the conditions precedent referred to in Section 4 hereof, the Bank will lend to the Borrower, and the Borrower may, in its sole discretion, borrow from the Bank, Advances not to exceed the aggregate principal amount to be outstanding at any time of the lesser of: (a) Sixteen Million and No/100 DOLLARS ($16,000,000.00), provided, however, that Advances may not exceed $1,000,000 on account of investments in, loans to or any other transfers made to or on account of Retail (the "Retail Sublimit"); or (b) the amount of the Borrowing Base (the "Line of Credit") as evidenced by the Line of Credit Note. Unless an Event of Default occurs and is continuing, the Borrower may borrow, repay and reborrow Advances under this Agreement during the period from the date hereof until June 30, 2003(as such date may be extended in writing from time to time in the Bank's sole and absolute discretion, the "Termination Date"); provided, however, that all outstanding principal plus accrued and unpaid interest shall be paid in full on the Termination Date.

        2.2 Advances.(a) The Borrower may, in writing, request that the Bank make an Advance under the Line of Credit. Each such written request shall be accompanied by a certificate by the president or chief financial officer of the Borrower stating that: (i) the Borrower is current with its obligation to submit Borrowing Base Certificates to the Bank pursuant to Section 5.1(f) of this Agreement; and (ii) the aggregate outstanding Advances are not in excess of the lesser of the Borrowing Base and the Line of Credit; (iii) the making of the requested Advance will not cause the Retail Sublimit to be exceeded; and (iv) the making of the requested Advance will not increase the aggregate outstanding Advances to an amount greater than the lesser of the Borrowing Base and the Line of Credit. If any Advance is made, the Advance shall be made by a deposit to any of Borrower's accounts with the Bank. Advances will be payable as provided in the Line of Credit Note. In the event the Borrower fails to provide notice of the type of Advance to be effected by a new borrowing, Borrower shall be deemed to have elected a Base Rate Advance. If any Advance is made, the Bank may, at its option, record on the books and records of the Bank or endorse on a schedule attached to the Line of Credit Note, an appropriate notation evidencing any Advance, each repayment on account of the principal thereof and the amount of interest paid; and the Borrower authorizes the Bank to maintain such records or make such notations and agrees that the amount shown on the books and records or on said schedule, as applicable, as outstanding from time to time shall constitute the amount owing to the Bank pursuant to this Agreement, absent manifest error. In the event the amount shown on the schedule conflicts with the amount noted as due pursuant to the books and records of the Bank, the books and records of the Bank shall control the disposition of the conflict.

          Whenever Borrower desires that the Bank make an Advance which is to be a Base Rate Advance, it shall give the Bank notice of such request. The Borrowing Date relating to such Advance shall be a Business Day.

          When Borrower desires that Bank make an Advance which is to be a LIBOR Advance or a Cost of Funds Advance, it shall give Bank not less than two (2) Business Days notice of such request. The Borrowing Date relating to such Advance shall be a Business Day. No LIBOR Advance will be made in an amount less than $100,000 and no more than eight(8) Fixed Rate Advances may be outstanding under the Line of Credit at any time.

          Each request for an Advance shall specify whether such Advance is to be a Base Rate Advance, or a LIBOR Advance or a Cost of Funds Advance and, once so specified, such specification may not be changed except with prior approval of the Bank. Each such request shall further specify the Interest Period to be applicable to such Advance as follows:

          for Base Rate Advances no Interest Period need be specified; and

          for LIBOR Advances, the Interest Period, at the Borrower's option, may be of a duration of 7, 30, 60 or 90 days; and

          for Cost of Funds Advances, the Interest Period, at the Borrower's option, may be of a duration of 7, 14 or 21 days.

        2.2.A Letters of Credit; Reduction in Availability. (a) Within the limits set forth in 2.1 of this Agreement and subject to the provisions of this Section 2.2.A, the Borrower may, from time to time, request the Bank to issue commercial letters of credit and standby letters of credit ("Letters of Credit"). The aggregate outstanding available undrawn amount of all outstanding Letters of Credit shall not exceed $500,000.

          The amount of Advances which would otherwise be available to the Borrower under the Line of Credit shall be reduced by the aggregate outstanding available undrawn amount of outstanding Letters of Credit.

          A draw under a Letter of Credit shall be deemed to be a request for an Advance under the Line of Credit.

          No Letters of Credit shall be issued with an expiration date later than 365 days after the Termination Date.

          Borrower shall execute any additional documentation as the Bank may request in connection with the issuance of Letters of Credit including, without limitation, reimbursement agreements.

          The Bank's obligation to issue Letters of Credit is contingent upon the payment by the Borrower of the applicable fees from the Bank's then current fee schedule for commercial letters of credit, and a fee of 1.5% of the face amount for standby letters of credit.

        2.3 Interest; Principal. LIBOR Advances, Base Rate Advances and Cost of Funds Advances will bear interest at a per annum rate as provided in the Line of Credit Note. Such interest shall be payable as specified in the Line of Credit Note. Principal shall also be repaid in accordance with the terms of the Line of Credit Note. Upon the occurrence of and during the continuance of an Event of Default or after maturity or after judgment has been rendered on the Line of Credit Note, Borrower's right to select pricing options shall, at the option of the Bank, cease and the unpaid principal of all advances shall, at the option of the Bank, bear interest at a rate which is two (2) percentage points per annum greater than that which would otherwise be applicable.

        All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby and by the Line of Credit Note exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Line of Credit Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of the Line of Credit to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof, the Line of Credit Note or of any of the Related Agreements at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

        2.4 Computation of Interest. All computations of interest on the Line of Credit Note shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

        2.5 Payment of Principal and Interest. All payments shall be made by Borrower to Bank at 157 Church Street, New Haven, Connecticut 06510 or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. The Bank is authorized (but not required) to charge principal and interest and all other amounts due hereunder and under the Line of Credit Note to any account of the Borrower when and as it becomes due.

        2.6 Prepayments. (a) The Borrower may prepay Base Rate Advances, LIBOR Advances or Cost of Funds Advances in accordance with the terms of the Line of Credit Note. If at any time, the aggregate principal amount of all Advances under the Line of Credit Note shall exceed the lesser of the Borrowing Base and the Line of Credit, the Borrower shall immediately prepay so much of the outstanding principal balance, together with accrued interest on the portion of principal so prepaid as shall be necessary in order that the unpaid principal balance, after giving effect to such prepayments, shall not exceed the lesser of the Borrowing Base and the Line of Credit. Any such prepayment will, at the option of the Bank, be applied first to the payment of all costs and expenses incurred by the Bank and arising out of this Agreement, the Notes or any Related Agreement and which has not been paid or reimbursed to the Bank, then to accrued interest to the date of the prepayment and the remainder to the outstanding principal.

          Notwithstanding any other provision of this Agreement, (i) if, after the date of this Agreement, the introduction of or any change in any law or regulation (or change in the interpretation thereof by regulatory authorities) applicable to the Bank, shall make it, or (ii) if any central bank or other governmental authority having jurisdiction over the Bank shall assert that it is, unlawful for the Bank to perform its obligations hereunder to make LIBOR Advances to the Borrower or to continue to fund or maintain LIBOR Advances to the Borrower hereunder, then, on notice thereof by the Bank to the Borrower, (A) the obligation of the Bank to the Borrower to make LIBOR Advances shall terminate, and (B) within five (5) Business Days after the Bank gives notice, the Borrower shall prepay in full all such LIBOR Advances then outstanding, which the Bank is prohibited from maintaining or continuing, together with interest accrued thereon, provided, however, the Borrower may elect to convert all outstanding LIBOR Advances to Base Rate Advances.

          The Borrower may, at its option, prepay any Base Rate Advances, in whole or in part, at any time, without fee or premium.

          If at any time (i) the interest rate on the Line of Credit is a fixed rate, and (ii) Bank in its sole discretion should determine that current market conditions can accommodate a prepayment request, Borrower shall have the right at any time and from time to time to prepay the Line of Credit in whole or in part, in minimum increments of $100,000, and Borrower shall pay to Bank a make whole premium in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the "cost of funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no make whole premium. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above-referenced United States Treasury security rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. The resulting amount shall be the make whole premium due to Bank upon prepayment of the fixed rate loan. Each reference in this paragraph to "Fixed Rate Election" shall mean the effective election by Borrower pursuant to paragraph 2.2 of this Agreement and the Line of Credit Note of a Fixed Rate Advance.

        If by reason of the occurrence and continuance of an Event of Default Bank elects to declare the Line of Credit to be immediately due and payable, then any make whole premium with respect to the Line of Credit shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

        2.7 Intentionally Omitted.

        2.8 Late Charge. If the entire amount of any required installment of principal and/or interest is not paid in full within ten (10) days after the same is due, Borrower shall, at the discretion of the Bank, pay to the Bank a late fee equal to five percent (5%) of the required payment. The minimum late charge shall be $25.00. The assessment and collection of a late fee by the Bank shall not waive any Event of Default or preclude the exercise of the other rights and remedies available to the Bank hereunder.

        2.9 Additional Payments. (a) If the Bank shall deem applicable to this Agreement or the Line of Credit Note (including, in each case, any borrowed and any unused portion thereof), any requirement of any law of the United States of America, any regulation, order, interpretation, ruling, official directive or guideline (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other board or governmental or administrative agency of the United States of America which shall impose, increase, modify or make applicable to this Agreement or the Line of Credit Note or cause this Agreement or the Line of Credit Note to be included in any reserve, special deposit, calculation used in the computation of regulatory capital standards, assessment or other requirement which imposes on the Bank any cost that is attributable to the maintenance thereof, then, and in each such event, the Borrower shall promptly pay the Bank, upon its demand, such amount as will compensate the Bank for any such cost, which determination may be based upon the Bank's reasonable allocation of the aggregate of such costs resulting from such events. In the event any such cost is a continuing cost, a fee payable to the Bank may be imposed upon the Borrower periodically for so long as any such cost is deemed applicable by the Bank, in an amount determined by the Bank to be necessary to compensate the Bank for any such cost, which determination may be based upon the Bank's reasonable allocation of the aggregate of such costs resulting from such events. The determination by the Bank of the existence and amount of any such costs shall, in the absence of manifest error, be conclusive.

          In the event the Bank shall determine that, by reason of circumstances affecting the London inter-bank Eurodollar market, adequate and reasonable methods do not exist for ascertaining the LIBOR Interest Rate which would otherwise be applicable during any Interest Period, the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower at least one Business Day before the first day of such Interest Period. In such event: (i) any pending notice of borrowing which specified a LIBOR Advance shall be of no effect; and (ii) the obligation of the Bank to make the LIBOR Advance shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall notify the Borrower.

          If, after the date of this Agreement, there shall be any increase in the cost to the Bank due to either (i) the introduction of or any change in any law or regulation (or the interpretation thereof by regulatory authorities) or (ii) compliance with any written guideline or written request from any central bank or other governmental authority having jurisdiction over Bank (whether or not such guideline or request has the force of law), of agreeing to make or making, funding or maintaining LIBOR Advances to the Borrower, then the Borrower shall, from time to time, upon such notice by the Bank, pay to the Bank additional amounts sufficient to reimburse the Bank for such increased cost.

        Section 2A. The Term Loan

        2A.1 The Term Loan. Pursuant to the terms of this Agreement and upon the satisfaction of the conditions precedent referred to in Section 4 hereof, the Bank will lend to the Borrower the aggregate principal amount of Seven Million and No/100 DOLLARS ($7,000,000.00) (the "Term Loan") as evidenced by the Term Note. All outstanding principal plus accrued and unpaid interest shall be paid in full on the Termination Date (as the Termination Date may be extended from time to time) or November 1, 2004 (the “Maturity Date”) should the Termination Date be extended beyond the Maturity Date.

        2A.2 Interest Rate. (a) The outstanding principal balance of the Term Loan shall bear interest equal to a Term Loan Base Rate, a Term Loan LIBOR Rate, or a Term Loan Cost of Funds Rate.

          Whenever Borrower desires that the Term Loan bear interest at a Term Loan Base Rate, it shall give the Bank notice of such request. The effective date of a Term Loan Base Rate request shall be a Business Day.

          Whenever Borrower desires that the Term Loan bear interest at a Term Loan LIBOR Rate or a Term Loan Cost of Funds Rate: it shall give Bank not less than two (2) Business Days notice of such request; and the effective date of a Term Loan LIBOR Rate request or a Term Loan Cost of Funds Rate shall be a Business Day.

          Each request regarding the interest rate applicable to the Term Loan shall specify whether the interest rate is to be a Term Loan Base Rate, a Term Loan LIBOR Rate, or a Term Loan Cost of Funds Rate and, once so specified, such specification may not be changed except with prior approval of the Bank. Each such request shall further specify the Interest Period to be applicable to such request as follows:
          for Term Loan Base Rate no Interest Period need be specified;

          for Term Loan LIBOR Rate, the Interest Period, at the Borrower's option, may be of a duration of 7, 30, 60 or 90 days; and

          for Term Loan Cost of Funds Rate, the Interest Period, at the Borrower's option, may be of a duration of 7, 14 or 21 days.

        2A.3 Interest; Principal. The Term Loan will bear interest at a per annum rate as provided in the Term Note. Such interest shall be payable as specified in the Term Note. Principal shall also be repaid in accordance with the terms of the Term Note. Upon the occurrence of and during the continuance of an Event of Default or after maturity or after judgment has been rendered on the Term Note, Borrower's right to select pricing options shall, at the option of the Bank, cease and the unpaid principal of the Term Loan shall, at the option of the Bank, bear interest at a rate which is two (2) percentage points per annum greater than that which would otherwise be applicable.

        All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby and by the Term Note exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Term Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of the Term Note to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof, the Term Note or of any of the Related Agreements at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

        2A.4 Computation of Interest. All computations of interest on the Term Note shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

        2A.5 Payment of Principal and Interest.All payments shall be made by Borrower to Bank at 157 Church Street, New Haven, Connecticut 06510 or such other place as Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. The Bank is authorized (but not required) to charge principal and interest and all other amounts due hereunder and under the Term Note to any account of the Borrower when and as it becomes due.

        2A.6 Prepayments. (a) The Borrower may prepay the Term Loan in accordance with the terms of the Term Note. Any such prepayment will, at the option of the Bank, be applied first to the payment of all costs and expenses incurred by the Bank and arising out of this Agreement, the Term Note or any Related Agreement and which have not been paid or reimbursed to the Bank, then to accrued interest to the date of the prepayment and the remainder to the outstanding principal.

          Notwithstanding any other provision of this Agreement, (i) if, after the date of this Agreement, the introduction of or any change in any law or regulation (or change in the interpretation thereof by regulatory authorities) applicable to the Bank, shall make it, or (ii) if any central bank or other governmental authority having jurisdiction over the Bank shall assert that it is, unlawful for the Bank to perform its obligations hereunder to continue to offer or maintain a Term Loan LIBOR Rate for the Borrower hereunder, then, on notice thereof by the Bank to the Borrower, (A) the obligation of the Bank to the Borrower to offer or maintain a Term Loan LIBOR Rate shall terminate, and (B) within five (5) Business Days after the Bank gives notice, the Borrower shall convert the outstanding principal balance of the Term Loan to the Term Loan Base Rate.

          The Borrower may, at its option, prepay any Base Rate Advances, in whole or in part, at any time, subject only to the prepayment premium, if applicable, as set forth in the Term Note.

          If at any time (i) the interest rate on the Term Loan is a fixed rate, and (ii) Bank in its sole discretion should determine that current market conditions can accommodate a prepayment request, Borrower shall have the right at any time and from time to time to prepay the Term Loan in whole or in part, in minimum increments of $100,000, and Borrower shall pay to Bank a make whole premium in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the "cost of funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no make whole premium. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above-referenced United States Treasury security rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. The resulting amount shall be the make whole premium due to Bank upon prepayment of the fixed rate loan. Each reference in this paragraph to "Fixed Rate Election" shall mean the effective election by Borrower pursuant to paragraph 2A.2 of this Agreement and the Term Note of a Term Loan LIBOR Rate or a Term Loan Cost of Funds Rate.

        If by reason of the occurrence and continuance of an Event of Default Bank elects to declare the loan to be immediately due and payable, then any make whole premium with respect to the Term Loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

        2A.7 Intentionally omitted.

        2A.8 Late Charge. If the entire amount of any required installment of principal and/or interest is not paid in full within ten (10) days after the same is due, Borrower shall, at the discretion of the Bank, pay to the Bank a late fee equal to five percent (5%) of the required payment. The minimum late charge shall be $25.00. The assessment and collection of a late fee by the Bank shall not waive any Event of Default or preclude the exercise of the other rights and remedies available to the Bank hereunder.

        2A.9 Additional Payments. (a) If the Bank shall deem applicable to this Agreement or the Term Note (including, in each case, any borrowed and any unused portion thereof), any requirement of any law of the United States of America, any regulation, order, interpretation, ruling, official directive or guideline (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other board or governmental or administrative agency of the United States of America which shall impose, increase, modify or make applicable to this Agreement or the Term Note or cause this Agreement or the Term Note to be included in any reserve, special deposit, calculation used in the computation of regulatory capital standards, assessment or other requirement which imposes on the Bank any cost that is attributable to the maintenance thereof, then, and in each such event, the Borrower shall promptly pay the Bank, upon its demand, such amount as will compensate the Bank for any such cost, which determination may be based upon the Bank's reasonable allocation of the aggregate of such costs resulting from such events. In the event any such cost is a continuing cost, a fee payable to the Bank may be imposed upon the Borrower periodically for so long as any such cost is deemed applicable by the Bank, in an amount determined by the Bank to be necessary to compensate the Bank for any such cost, which determination may be based upon the Bank's reasonable allocation of the aggregate of such costs resulting from such events. The determination by the Bank of the existence and amount of any such costs shall, in the absence of manifest error, be conclusive.

          In the event the Bank shall determine that, by reason of circumstances affecting the London inter-bank Eurodollar market, adequate and reasonable methods do not exist for ascertaining the LIBOR Interest Rate which would otherwise be applicable during any Interest Period, the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower at least one Business Day before the first day of such Interest Period. In such event: (i) any pending request for a Term Loan LIBOR Rate shall be of no effect; and (ii) the obligation of the Bank to maintain or offer Term Loan LIBOR Rates shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall notify the Borrower.

          If, after the date of this Agreement, there shall be any increase in the cost to the Bank due to either (i) the introduction of or any change in any law or regulation (or the interpretation thereof by regulatory authorities) or (ii) compliance with any written guideline or written request from any central bank or other governmental authority having jurisdiction over Bank (whether or not such guideline or request has the force of law), of agreeing to make or making, funding or maintaining Term Loan LIBOR Rates to the Borrower, then the Borrower shall, from time to time, upon such notice by the Bank, pay to the Bank additional amounts sufficient to reimburse the Bank for such increased cost.

        Section 2B. The 2000 Term Loan

        2B.1 The 2000 Term Loan. Pursuant to the terms of this Agreement and upon the satisfaction of the conditions precedent referred to in Section 4 hereof, the Bank will lend to the Borrower the aggregate principal amount of One Million Six Hundred Thousand and No/100 DOLLARS ($1,600,000) (the "2000 Term Loan") as evidenced by the 2000 Term Note. All outstanding principal plus accrued and unpaid interest shall be paid in full on the Termination Date (as the Termination Date may be extended from time to time) or July 1, 2006, subject to the Following Business Day Convention, (the "2000 Maturity Date") should the Termination Date be extended beyond the 2000 Maturity Date.

        2B.2 Interest Rate. (a) The outstanding principal balance of the 2000 Term Loan shall bear interest equal to a Term Loan Base Rate, a Term Loan LIBOR Rate, or a Term Loan Cost of Funds Rate.

          Whenever Borrower desires that the 2000 Term Loan bear interest at a Term Loan Base Rate, it shall give the Bank notice of such request. The effective date of a Term Loan Base Rate request shall be a Business Day.

          Whenever Borrower desires that the 2000 Term Loan bear interest at a Term Loan LIBOR Rate or a Term Loan Cost of Funds Rate: it shall give Bank not less than two (2) Business Days notice of such request; and the effective date of a Term Loan LIBOR Rate request or a Term Loan Cost of Funds Rate shall be a Business Day.

          Each request regarding the interest rate applicable to the 2000 Term Loan shall specify whether the interest rate is to be a Term Loan Base Rate, a Term Loan LIBOR Rate, or a Term Loan Cost of Funds Rate and, once so specified, such specification may not be changed except with prior approval of the Bank. Each such request shall further specify the Interest Period to be applicable to such request as follows:

          for Term Loan Base Rate no Interest Period need be specified;

          for Term Loan LIBOR Rate, the Interest Period, at the Borrower's option, may be of a duration of 30, 60, 90 or 180 days; and

          for Term Loan Cost of Funds Rate, the Interest Period, at the Borrower's option, may be of a duration of 7, 14 or 21 days.

        2B.3 Interest; Principal. The 2000 Term Loan will bear interest at a per annum rate as provided in the 2000 Term Note. Such interest shall be payable as specified in the 2000 Term Note. Principal shall also be repaid in accordance with the terms of the 2000 Term Note. Upon the occurrence of and during the continuance of an Event of Default or after maturity or after judgment has been rendered on the 2000 Term Note, Borrower's right to select pricing options shall, at the option of the Bank, cease and the unpaid principal of the 2000 Term Loan shall, at the option of the Bank, bear interest at a rate which is two (2) percentage points per annum greater than that which would otherwise be applicable.

        All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby and by the 2000 Term Note exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the 2000 Term Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of the 2000 Term Note to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof, the 2000 Term Note or of any of the Related Agreements at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

        2B.4 Computation of Interest. All computations of interest on the 2000 Term Note shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

        2B.5 Payment of Principal and Interest.All payments shall be made in lawful money of the United States in immediately available funds. The Bank is authorized (but not required) to charge principal and interest and all other amounts due hereunder and under the 2000 Term Note to any account of the Borrower when and as it becomes due.

        2B.6 Prepayments.(a) The Borrower may prepay the 2000 Term Loan in accordance with the terms of the 2000 Term Note. Any such prepayment will, at the option of the Bank, be applied first to the payment of all costs and expenses incurred by the Bank and arising out of this Agreement, the 2000 Term Note or any Related Agreement and which have not been paid or reimbursed to the Bank, then to accrued interest to the date of the prepayment and the remainder to the outstanding principal.

          Notwithstanding any other provision of this Agreement, (i) if, after the date of this Agreement, the introduction of or any change in any law or regulation (or change in the interpretation thereof by regulatory authorities) applicable to the Bank, shall make it, or (ii) if any central bank or other governmental authority having jurisdiction over the Bank shall assert that it is, unlawful for the Bank to perform its obligations hereunder to continue to offer or maintain a Term Loan LIBOR Rate for the Borrower hereunder, then, on notice thereof by the Bank to the Borrower, (A) the obligation of the Bank to the Borrower to offer or maintain a Term Loan LIBOR Rate shall terminate, and (B) within five (5) Business Days after the Bank gives notice, the Borrower shall convert the outstanding principal balance of the 2000 Term Loan to the Term Loan Base Rate.

          The Borrower may, at its option, prepay any Base Rate Advances, in whole or in part, at any time, subject only to the prepayment premium, if applicable, as set forth in the 2000 Term Note.

          If at any time (i) the interest rate on the 2000 Term Loan is a fixed rate, and (ii) Bank in its sole discretion should determine that current market conditions can accommodate a prepayment request, Borrower shall have the right at any time and from time to time to prepay the 2000 Term Loan in whole or in part, in minimum increments of $100,000, and Borrower shall pay to Bank a make whole premium in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the "cost of funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no make whole premium. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above-referenced United States Treasury security rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. The resulting amount shall be the make whole premium due to Bank upon prepayment of the fixed rate loan. Each reference in this paragraph to "Fixed Rate Election" shall mean the effective election by Borrower pursuant to paragraph 2B.2 of this Agreement and the 2000 Term Note of a Term Loan LIBOR Rate or a Term Loan Cost of Funds Rate.

        If by reason of the occurrence and continuance of an Event of Default Bank elects to declare the loan to be immediately due and payable, then any make whole premium with respect to the 2000 Term Loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment

        2B.7 Mandatory Prepayments. To the extent that Borrower's EBITDA to Interest Expense plus CMLTD Ratio exceeds the minimum applicable ratio set forth in Section 7.4 hereof, the Borrower shall prepay the 2000 Term Loan to the extent that Borrower's earnings are in excess of the earnings necessary for the Borrower to meet the applicable minimum ratio. These mandatory prepayments shall be capped at the lesser of: (i) $150,000 on account of each 12 month period commencing on July 1 of each year and ending on June 30 of the following year, and (ii) the amount that the Borrower could prepay without otherwise causing an Event of Default hereunder. Such mandatory prepayments shall be payable, when applicable, simultaneously with the submission by the Borrower to the Bank of the financial reports pursuant to Section 5.1 hereof, and shall be applied to payments due under the 2000 Term Loan in the inverse order of maturity.

        2B.8 Late Charge. If the entire amount of any required installment of principal and/or interest is not paid in full within ten (10) days after the same is due, Borrower shall, at the discretion of the Bank, pay to the Bank a late fee equal to five percent (5%) of the required payment. The minimum late charge shall be $25.00. The assessment and collection of a late fee by the Bank shall not waive any Event of Default or preclude the exercise of the other rights and remedies available to the Bank hereunder.

        2B.9 Additional Payments. (a) If the Bank shall deem applicable to this Agreement or the 2000 Term Note (including, in each case, any borrowed and any unused portion thereof), any requirement of any law of the United States of America, any regulation, order, interpretation, ruling, official directive or guideline (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other board or governmental or administrative agency of the United States of America which shall impose, increase, modify or make applicable to this Agreement or the 2000 Term Note or cause this Agreement or the 2000 Term Note to be included in any reserve, special deposit, calculation used in the computation of regulatory capital standards, assessment or other requirement which imposes on the Bank any cost that is attributable to the maintenance thereof, then, and in each such event, the Borrower shall promptly pay the Bank, upon its demand, such amount as will compensate the Bank for any such cost, which determination may be based upon the Bank's reasonable allocation of the aggregate of such costs resulting from such events. In the event any such cost is a continuing cost, a fee payable to the Bank may be imposed upon the Borrower periodically for so long as any such cost is deemed applicable by the Bank, in an amount determined by the Bank to be necessary to compensate the Bank for any such cost, which determination may be based upon the Bank's reasonable allocation of the aggregate of such costs resulting from such events. The determination by the Bank of the existence and amount of any such costs shall, in the absence of manifest error, be conclusive.

          In the event the Bank shall determine that, by reason of circumstances affecting the London inter-bank Eurodollar market, adequate and reasonable methods do not exist for ascertaining the LIBOR Interest Rate which would otherwise be applicable during any Interest Period, the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower at least one Business Day before the first day of such Interest Period. In such event: (i) any pending request for a Term Loan LIBOR Rate shall be of no effect; and (ii) the obligation of the Bank to maintain or offer Term Loan LIBOR Rates shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall notify the Borrower.

          If, after the date of this Agreement, there shall be any increase in the cost to the Bank due to either (i) the introduction of or any change in any law or regulation (or the interpretation thereof by regulatory authorities) or (ii) compliance with any written guideline or written request from any central bank or other governmental authority having jurisdiction over Bank (whether or not such guideline or request has the force of law), of agreeing to make or making, funding or maintaining Term Loan LIBOR Rates to the Borrower, then the Borrower shall, from time to time, upon such notice by the Bank, pay to the Bank additional amounts sufficient to reimburse the Bank for such increased cost.

        Section 3. Representations and Warranties

        The Borrower hereby represents and warrants to the Bank (which representations and warranties will survive the delivery of the Notes and this Agreement and the making of any Advances and shall be deemed to be continuing until the Notes are fully paid and this Agreement is terminated) that:

        3.1 Existence and Power. (a) The Borrower is a corporation which is and will continue to be, duly organized and validly existing; the Borrower is in good standing under the laws of its state of organization; (b) the Borrower is qualified and in good standing to do business in all other jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; (c) the Borrower has the power to execute and deliver this Agreement, the Notes, the Related Agreements and to borrow hereunder, and (d) the Borrower has all permits, authorizations and licenses, without unusual restrictions or limitations, to own, operate and lease its properties and to conduct the business in which it is presently engaged, all of which are in full force and effect.

        3.2 Authority. The making and performance by the Borrower of this Agreement and the Related Agreements have been authorized by all necessary action. The execution and delivery of this Agreement, the Notes and the Related Agreements, the consummation of the transactions herein and therein contemplated, the fulfillment of or compliance with the terms and provisions hereof and thereof, (a) are within its powers, (b) will not violate any provision of law or, of its certificate of incorporation or by-laws or (c) will not result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower pursuant to any indenture or bank loan or credit agreement (other than pursuant to this Agreement) or other material agreement or instrument to which the Borrower is a party. No approval, authorization, consent or other order of or registration or filing with any governmental body is required in connection with the making and performance of this Agreement, the Notes or the Related Agreements.

        3.3 Financial Condition. The financial statements described in Schedule A hereto under the heading "Description of Financial Statements," heretofore delivered to the Bank, were prepared in conformity with GAAP and are correct and complete and fairly present the financial condition and the results of operations of the Borrower for the period(s) and as of the date(s) thereof with the exception of all interim statements. The Borrower has no direct or contingent liabilities not disclosed in such statements or in Schedule A hereto under the heading "Liabilities Not Disclosed in Financial Statements." Since the date of the latest financial statement delivered to the Bank, except as disclosed to the Bank in writing, there has been no adverse change in the assets, liabilities, financial condition or business of the Borrower and, no Dividends have been declared or made to stockholders.

        3.4 Information Complete. Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by the Borrower pursuant to the terms hereof is, or will be at the time the same is furnished, accurate and complete in all respects necessary in order to make the information furnished, in the light of the circumstances under which such information is furnished, not misleading.

        3.5 Statutory Compliance. The Borrower is in compliance with all federal, state, county and municipal laws, ordinances, rules or regulations applicable to it, its property or the conduct of its business, including, without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment.

        3.6 Litigation. No proceedings by or before any private, public or governmental body, agency or authority and no litigation is pending, or, so far as is known to the Borrower or, any of its officers, threatened against it except such as are disclosed in Schedule A hereto under the heading "Litigation Pending or Threatened."

        3.7 Subsidiaries, Affiliates. The Borrower has no Subsidiaries or Affiliates other than those shown on Schedule A attached hereto under the heading "Subsidiaries, Affiliates and Trade Names" and the Borrower has not invested in the stock, common or preferred, of any other corporation and there are no fixed, contingent or other obligations on the part of the Borrower to issue any additional shares of its capital stock.

        3.8 Events of Default. Other than the violations of Sections 8.2, 7.2 and 7.4 of this Agreement (which defaults are being waived by the Bank pursuant to a letter agreement and certain amendments to and/or replacements of certain Loan Documents) (the "Waived Defaults") no Event of Default has occurred and no event has occurred or is continuing which, pursuant to the provisions of Section 8, with the lapse of time and/or the giving of a notice specified therein, would constitute such an Event of Default.

        3.9 Validity. This Agreement, the Notes and all Related Agreements, upon the execution and delivery thereof, will be legal, valid, binding and enforceable obligations of the Borrower or the person executing the same, as the case may be, in accordance with the terms of each.

        3.10 Title to Property. The Borrower has good and marketable title to its properties and assets subject to no mortgage, pledge, lien, security interest, encumbrance or other material charge (a) not set forth in Schedule A hereto under the heading "Encumbrances Not Otherwise Disclosed" or (b) unless validly incurred and permitted to exist pursuant to Section 6.1 hereof.

        3.11 Taxes. The Borrower has filed all tax returns and reports required to be filed by it with all federal, state or local authorities and has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports.

        3.12 Business Name and Locations.The Borrower conducts its business solely in its own name without the use of a trade name or the intervention of or through any other entity of any kind, other than as disclosed on Schedule A under the heading "Subsidiaries, Affiliates and Trade Names." All books and records relating to Borrower's assets are located at the Borrower's chief executive office as set forth above and its other places and locations, where its assets are located, are as set forth on Schedule A hereto under the heading "Places of Business."

        3.13 Notices of Environmental Problems. The Borrower and any tenants have not given nor have they received, any notice that: (a) there has been a release, or there is a threat of release, of toxic substances or hazardous wastes from any real property owned or operated by the Borrower, (b) the Borrower or any tenants may be or are liable for the costs of cleaning up or responding to a release of any toxic substances or hazardous wastes; or (c) any of such real property is subject to a lien for any liability arising from costs incurred in response to a release of toxic substances or hazardous wastes.

        3.14 ERISA Compliance. The Borrower has received no notice to the effect that it is not in full compliance with any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") and the regulations promulgated thereunder and, to the best of its knowledge there exists no event described in Section 4043 of ERISA, excluding subsections 4043(b)(2) and 4043(b)(3) thereof.

        3.15 VISA and Victorinox Letter Agreement. Pursuant to the Victorinox Letter Agreement the Borrower and Victorinox have contributed or are contributing an equivalent amount of cash, inventory and their entire watch businesses outside the United States, Canada and the Caribbean to VISA. The Borrower and Victorinox will each have and maintain a continuing 50% equity interest in VISA.

        Section 4. Conditions Precedent

        4.1 General. Advances under the Line of Credit shall be subject to the following conditions precedent:

          Approval of Bank Counsel. All legal matters incident to the transactions hereby contemplated shall be reasonably satisfactory to counsel for the Bank.

          Proof of Action. The Bank shall have received such documents evidencing the Borrower's power to execute and deliver this Agreement, the Notes and the Related Agreements as the Bank or its counsel shall reasonably request.

          The Notes, Related Agreements and Documents. The Borrower shall have delivered to the Bank the Notes, this Agreement and the Related Agreements and such other documents as the Bank may reasonably request.

          The Sale of and Proceeds of the Hancock Stock. The Borrower shall have sold the Hancock Stock for its then fair market value and shall have used all of the net proceeds of the sale of the Hancock Stock (the "Hancock Stock Proceeds") to repay $3,000,000 of the principal balances outstanding pursuant to the Term Loan and the 2000 Term Loan and shall have used any remaining Hancock Stock Proceeds to repay Advances outstanding pursuant to the Line of Credit.

        4.2 Every Advance under the Line of Credit shall be subject to the following conditions precedent that:

          No Event of Default. Other than the Waived Defaults, no Event of Default has occurred and is continuing and no event has occurred or is continuing which, pursuant to the provisions of Section 8, with the lapse of time and/or the giving of a notice as specified therein, would constitute an Event of Default.

          No Material Adverse Change. There has been no material adverse change in the assets, liabilities, financial condition or business of the Borrower or any Guarantor since the date of any financial statements delivered to the Bank before or after the date of this Agreement.

          Representations and Warranties. That the representations and warranties contained in Sections 3.1 through 3.14 are true and correct, and that the Borrower shall have so certified to the Bank. Any request for a borrowing shall be deemed a certification by the Borrower as to the truth and accuracy of the representations and warranties contained in Sections 3.1 through 3.14 as of the date of such request.

        Section 5. Affirmative Covenants

        The Borrower covenants and agrees that from the date hereof until payment in full of the Notes, the performance of all Borrower's obligations hereunder and under any Related Agreement is complete and the termination of this Agreement, unless the Bank otherwise consents in writing, the Borrower shall:

        5.1 Financial Statements; Notice of Default. Deliver to the Bank (a) within forty-five (45) days after close of each of the quarters of each fiscal year of the Borrower, consolidated and consolidating financial statements that are internally prepared, consisting of a balance sheet and statement of income and retained earnings and cash flows for that portion of the fiscal year to date then ended, which statements shall be prepared in accordance with GAAP consistently applied; (b) within ninety (90) days after the close of each fiscal year of the Borrower, consolidated and consolidating financial statements including a balance sheet as of the close of such year and statements of income and retained earnings and cash flows for the year then ended, prepared in conformity with GAAP and audited by a firm of independent certified public accountants selected by the Borrower and acceptable to the Bank; (c) within ninety (90) days after the close of each fiscal year, a copy of the Borrower's annual report on Form 10-K as filed with the Securities and Exchange Commission together with all schedules, exhibits and attachments thereto; (d) promptly upon the Bank's written request, such other information about the financial condition, business and operations of the Borrower or any Guarantor, as the Bank may, from time to time, reasonably request; (e) promptly upon becoming aware of any occurrence that but for the giving of notice or the passage of time, would constitute an Event of Default, notice thereof in writing; and (f) as of the date of this Agreement and thereafter as of the first Business Day of each calendar month, a Borrowing Base Certificate. Together with any and all financial statements to be delivered to the Bank pursuant to Section 5.1, the Borrower shall submit a certificate of compliance by the president or chief financial officer of the Borrower, certifying that the Borrower is in compliance with all affirmative and negative covenants of this Agreement.

        The Borrower shall also deliver to the Bank, promptly upon receipt thereof, any management audit letter issued to the Borrower by its firm of certified public accountants.

        5.2 Insurance. (a) Keep its properties insured against fire and other hazards (so called "All Risk" coverage) in amounts and with companies reasonably satisfactory to the Bank to the same extent and covering such risks as is customary in the same or a similar business, (b) maintain public liability coverage against claims for personal injuries or death, and (c) maintain all worker's compensation, employment or similar insurance as may be required by applicable law. Such policies of insurance shall contain an endorsement, in form and substance satisfactory to Bank, showing loss payable to Bank. Such endorsement or an independent instrument furnished to Bank, shall provide that the insurance companies will give Bank at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act, default or misrepresentation of Borrower or any other person shall affect the right of Bank to recover under such policy or policies of insurance in case of loss or damage. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to Bank. Borrower agrees to deliver certificates and evidence of insurance to the Bank upon request.

        5.3 Compliance with Laws; Payment of Taxes and Other Liens. Comply in all respects with all federal, state, county and municipal laws, rules, ordinances and regulations applicable to Borrower, Borrower's business or property, including without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment. The Borrower shall pay all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against Borrower or Borrower's property which, if unpaid, might become a lien or charge against the Borrower or Borrower's property, except liabilities being contested in good faith and against which, if requested by the Bank, the Borrower shall maintain reasonable reserves.

        5.4 Chief Executive Office and Places of Business. Keep its chief executive office, principal places of business and locations of assets at the locations set forth in this Agreement and maintain its principal places of business, its chief executive office and locations of assets at said locations or, in the event that the Borrower changes any of such locations or adds any new locations, Borrower shall promptly give Bank written notice of any change in any of such addresses or such new locations. All business records of the Borrower, including those pertaining to all accounts and contract rights, shall be kept at the said chief executive office of the Borrower unless prior written notice is given to the Bank with respect to a change of location.

        5.5 Inspection. Allow the Bank by or through any of its officers, agents, attorneys, or accountants designated by it, for the purpose of ascertaining whether or not the provisions hereof and of any Related Agreement, instrument or document is being performed and for the purpose of examining the assets of the Borrower and the records relating thereto, to enter the offices, and plants of the Borrower to examine or inspect any of the properties, books and records or extracts therefrom and to discuss the affairs, finances and accounts thereof with the Borrower with prior notification and consent; such consent not to be unreasonably withheld, all at reasonable times and as often as the Bank may reasonably request.

        5.6 Litigation.Promptly advise the Bank of the commencement of litigation, including arbitration proceedings and any proceedings before any governmental agency, which might have a material adverse effect upon the assets, liabilities, financial condition or business of the Borrower, or where the amount involved is $100,000.00 or more.

        5.7 Notices of Environmental and Labor Actions and Claims. Promptly notify the Bank in writing of (a) any enforcement, clean-up, removal or other action instituted by any federal, state, county or municipal authority or agency pursuant to any public health, safety or environmental laws, rules, ordinances and regulations, (b) any and all claims made by any third party against Borrower or any real property owned or operated by Borrower relating to the existence of, or damage, loss or injury from any toxic substances or hazardous wastes or any other conditions constituting actual or potential violations of such laws, rules, ordinances or regulations and (c) any enforcement or compliance action, instituted or claim made by any federal or state authority relating to the employment of labor or employee benefits.

        5.8 Maintenance of Existence. Continue to conduct its business as presently conducted, maintain its existence and maintain its properties in good repair, working order and operating condition. The Borrower shall promptly notify the Bank of any event causing material loss or unusual depreciation in the value of its business assets and the amount of same.

        5.9 Performance. Comply with all terms and conditions of this Agreement, the Related Agreements and the Notes and pay all debts of the Borrower before the same shall become delinquent.

        5.10 Covenant to Secure Equally and Ratably. Secure the Notes or cause the Notes to be secured equally and ratably with any and all Indebtedness secured by any lien or encumbrance created after the date hereof by the Borrower or any Subsidiary upon any of its property or assets, whether owned or hereafter acquired, other than liens or encumbrances permitted pursuant to Section 6.1 hereof.

        5.11 Deposits. Maintain the Bank as its principal bank of deposit and account and maintain its primary operating accounts with the Bank.

        5.12 Use of Proceeds.

          Advances Under the Line of Credit. The Borrower shall use the proceeds of each Advance under the Line of Credit for general commercial purposes, provided that no part of such proceeds will be used, in whole or in part, for the purpose of (i) purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or (ii) acquiring all or substantially all of the assets or stock of, or otherwise investing in, any person, firm or corporation.

          Advances under the Term Loan. The Borrower has used the proceeds of the Term Loan to pay down existing indebtedness owing to the Bank.

          Advances under the 2000 Term Loan. The Borrower has used the proceeds of the 2000 Term Loan to fund the acquisition of one-half of the outstanding shares of stock Xantia SA by Swiss Army Brands CH, Inc. pursuant to the Xantia Agreement.

        5.13 Victorinox Contract. The Borrower shall maintain in full force and effect the exclusive distribution agreement with Victorinox Cutlery Company, dated December 12, 1983, as amended and modified from time to time (the "Victorinox Cutlery Contract"). The Borrower will not modify or amend the Victorinox Cutlery Contract so as to disturb its status as the exclusive distributor thereunder without the prior express written consent of the Bank.

        5.14 Field Examination. Pay fees for, and cooperate with the Bank in the conduct of, an annual field examination to be conducted by the Bank.

         Section 6. Negative Covenants

        The Borrower covenants and agrees that until (i) payment is made in full on the Notes, (ii) the performance of all Borrower's obligations hereunder and under any Related Agreement is complete, and (iii) this Agreement has been terminated, the Borrower shall not nor shall the Borrower suffer or permit any Guarantor or Subsidiary to take the actions described below in Sections 6.1 through 6.16, unless such actions are (x) disclosed on Schedule A hereto and approved by the Bank, (y) contemplated by the Xantia Agreement, or (z) unless the Bank otherwise consents in writing, which consent shall not be unreasonably withheld.

        6.1 Encumbrances. Incur or permit to exist any lien, mortgage, security interest, pledge, charge or other encumbrance against any of its property or assets (including, without limitation, the Victorinox Cutlery Contract), whether now owned or hereafter acquired (including, without limitation, any lien or encumbrance relating to any response, removal or clean-up of any toxic substances or hazardous wastes), except: (a) pledges or deposits in connection with or to secure workers' compensation and unemployment insurance; (b) tax liens which are being contested in good faith and in compliance with Section 5.3 hereof; (c) liens, mortgages, security interests, pledges, charges or other encumbrances in favor of the Bank or specifically permitted, in writing, by the Bank; and (d) purchase money security interests provided such purchase money security interests do not attach to any property other than the property being acquired with the proceeds of purchase money security interest indebtedness permitted under Section 6.2 hereof.

        6.2 Limitation on Indebtedness. Create or incur any Indebtedness for borrowed money, become liable, either actually or contingently, in respect of letters of credit or banker's acceptances or issue or sell any obligations of the Borrower, or any Subsidiary or authorize the issuance or sale of any obligations of any Guarantor, excluding, however, from the operation of this covenant: (a) the Line of Credit, the Term Loan and the 2000 Term Loan hereunder and all other Indebtedness of the Borrower to the Bank; (b) Indebtedness subordinated in payment and priority to all Indebtedness of the Borrower to the Bank in writing and in form and substance reasonably satisfactory to the Bank; (c) trade debt incurred in the ordinary course of business; (d) Indebtedness secured by a purchase money security interest, provided such Indebtedness does not exceed the lesser of (i) the purchase price or (ii) the value of the property acquired with the proceeds thereof; (e) obligations in connection with performance bonds which the Borrower is required to provide in the ordinary course of its business; (f) Indebtedness to financial institutions under or pursuant to foreign currency exchange facilities; (g) Indebtedness to 130 Prince LLC, as landlord (the "NYC Landlord") pursuant to a guaranty (the "Retail Guaranty") of a retail store lease between Retail and the NYC Landlord, which lease is for 3,500 square feet at $240 per square foot (escalating 3.5% per annum) for ten years (the "NYC Lease"); and (h) Indebtedness disclosed on Schedule A hereto and approved by the Bank.

        6.3 Disposition of Assets. Sell, lease, pledge, transfer or otherwise dispose of all or any of its assets whether now owned or hereafter acquired except for liens or encumbrances required or permitted hereby or by any Related Agreement, except (a) sales of inventory in the ordinary course of business; (b) sales of machinery, equipment and inventory which has become obsolete and is no longer used or useful; (c) sales of machinery or equipment in the ordinary course of business if such machinery and equipment is replaced with other similar equipment or machinery; (d) sales of any assets not described in (a), (b), or (c) above, having an aggregate value not in the excess of $100,000 in any year calculated on a consolidated basis; (e) a lien on the currency or contracts which are the subject of any foreign exchange transaction; and (f) the sale of the Hancock Stock provided that the net proceeds of the sale of the Hancock Stock are paid directly to the Bank.

        6.4 Contingent Liabilities. Without prior notice to the Bank (Bank consent not required) assume, guarantee, endorse or otherwise become liable for the obligations of any Person except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and entering into the Retail Guaranty.

        6.5 Consolidation or Merger. Merge or consolidate with, or acquire all or substantially all of the assets of, or make any investment in the securities of, any other Person or other entity, except that (a) the Borrower may merge or consolidate with one or more of its Subsidiaries, provided that the Borrower is the surviving corporation, or, if it is not the surviving corporation, the surviving corporation assumes all of the Borrower's liabilities hereunder and under the Notes and the Security Agreement; (b) the Borrower's Subsidiaries may merge or consolidate with one another so long as the surviving corporation is a Guarantor hereunder; (c) Borrower may issue shares of its stock, without dollar limitation; and (d) the Borrower may consummate the transactions contemplated by the Victorinox Letter Agreement.

        6.6 Loans, Advances, Investments. Purchase or otherwise acquire any shares of stock or obligations of, or make loans or advances to, or investments in, any Person; provided, however: (1) the Borrower, any Subsidiary or any Guarantor may extend credit to any of its customers who is also a stockholder of such Borrower, Subsidiary or Guarantor, provided such extension of credit meets the standards set forth in Section 6.8 below; (2) the Borrower, any Subsidiary or any Guarantor may make loans or advances to any other Person, provided that the aggregate amount of all such loans and advances outstanding at any time does not exceed $150,000; (3) the Borrower, any Subsidiary or any Guarantor may make investments in, loans to or transfers to or on account of Retail, provided that the aggregate amount of all such investments, original principal amount of loans and transfers shall not exceed $1,000,000; and (4) the Borrower, any Subsidiary or any Guarantor may make investments in, loans to or transfers to or on account of VISA, provided that the aggregate amount of all such investments, original principal amount of loans and transfers shall not exceed $500,000.

        6.7 Dividends. Declare or pay dividends or make any distributions of its property or assets upon any of its stock or make any loans, advances, or extension of credit to any of its stockholders unless no Event of Default, or any event or condition which with the passage of time, the giving of notice or both would constitute an Event of Default, is existing hereunder at the time of or immediately following such transaction; provided, however, that, notwithstanding this Section, any Subsidiaries or Guarantor may declare or pay dividends or make distributions of its property or assets upon any of its stock to the Borrower or make loans, advances or extensions of credit to the Borrower.

        6.8 Transactions with Subsidiaries and Affiliates. Other than as permitted in Section 6.6(3) and (4) above, enter into, or be a party to, any transaction with any Subsidiary, Guarantor or Affiliate (including, without limitation, transactions involving the purchase, sale or exchange of property, the rendering of services or the sale of stock) except in the ordinary course of business pursuant to the reasonable requirements of the Borrower and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's-length transaction with a person other than a Subsidiary, Affiliate or Guarantor. Notwithstanding the foregoing, none of the Borrower, Guarantors, Subsidiaries or Affiliates shall, in any way, directly or indirectly: (a) transfer assets or anything of value to; (b) provide credit or financing for the benefit of; (c) make distributions to; (d) invest in; (e) provide services to; (d) or purchase securities or notes issued by, Xantia SA.

        6.9 Change of Name or Location. Without at least 30 days prior notice to the Bank, change its name or conduct its business under any trade name or style other than as set forth above or on Schedule A hereto or change its chief executive office, places of business or the present locations of its assets or records relating thereto from those addresses set forth on page 1 of this Agreement or on Schedule A hereto.

        6.10 Subsidiaries, Affiliates. Other than the formation of Xantia SA, VISA and Retail, directly or indirectly, acquire, form or dispose of any Subsidiary or Affiliate or acquire all or substantially all or any portion of the stock or assets of any other person, firm or corporation.

        6.11 Management, Capital Structure, Accounting Methods. Make or consent to a change in the ownership or capital structure of the Borrower, or make a change in the executive management of the Borrower or in the manner in which the business of the Borrower is conducted or in its method of accounting.

        6.12 Use of Property. Allow any business or activity to be conducted on real property owned or occupied by the Borrower, any Subsidiary or any Guarantor that uses, manufacturers, treats, stores or disposes of any toxic substances or hazardous wastes which are prohibited or regulated under any public health, safety or environmental law, rule, ordinance or regulation or contrary to the provisions of any insurance policy.

        6.13 Grant of Negative Pledge. Enter into any agreement with any Person (other than the Bank) in which the Borrower, any Subsidiary or any Guarantor agrees not to create or suffer to exist any liens or encumbrances of any kind on any property of the Borrower or such Subsidiary or Guarantor, except that the Borrower may enter into such an agreement with respect to assets which are subject to liens permitted under Section 6.1.

        6.14 Acquisition of Stock of Borrower. Purchase, acquire, redeem or retire, or make any commitment to purchase, acquire, redeem or retire any of the capital stock of the Borrower, whether now or hereafter outstanding.

        6.15 Transactions with Victorinox Cutlery Company. Make any distributions of its assets or any loans, advances or extensions of credit to Victorinox Cutlery Company, except in the ordinary course of business as reasonable payment for goods or services actually received.

        6.16 The Xantia Note and Stock. Borrower will not suffer or consent to any act or effort by Swiss Army Brands CH, Inc.: (a) to furnish collateral security for the Xantia Note; (b) to amend the Xantia Note to insert any affirmative or negative covenants or cross defaults to the Indebtedness of the Borrower and the Guarantors to the Bank; (c) to allow or require prepayment of the Xantia Note; (d) to eliminate or amend the provision subordinating the Xantia Note to payment of the obligations of the Borrower and the Guarantors to the Bank; or (e) to transfer, sell, pledge, hypothecate, assign (whether as collateral security or absolutely), encumber, cancel or enter into any other negative pledge or any other agreement in favor of any other entity not to encumber any of the shares of stock in Xantia SA now owned or hereafter acquired by Swiss Army Brands CH, Inc. (or any other Affiliate or Subsidiary) and constituting its interest in Xantia SA.

        Section 7. Financial Covenants

        The Borrower covenants and agrees that until payment is made in full of the Notes, the performance of Borrower's obligations hereunder and under any Related Agreement is complete and the termination of this Agreement, unless the Bank otherwise consents in writing:

        7.1 Calculation of Financial Covenants. The calculation of the financial covenants set forth in this Section 7 shall be measured against the Borrower's financial statements required to be delivered to the Bank pursuant to Section 5.1 of this Agreement on a consolidated basis unless otherwise noted.

        All financial covenants set forth below are to be tested quarterly.

        7.2 Funded Debt to EBITDA Ratio. On a rolling four quarter basis, Borrower shall not permit its ratio of Funded Debt to EBITDA to be greater than:

                 4.0 to 1.0 as of September 30, 2001 through March 30, 2002; and
                 3.0 to 1.0 as of March 31, 2001 and thereafter.

        7.3 Current Ratio. Borrower shall not permit its Current Ratio to be less than:

                 2.0 to 1.0 through March 30, 2001; and
                 2.5 to 1.0 as of March 31, 2001 and thereafter.

        7.4 EBITDA to Interest Expense plus CMLTD Ratio. On a rolling four quarter basis, Borrower shall not permit its ratio of EBITDA to Interest Expense plus CMLTD to be less than:

                 1.5 to 1.0 through March 30, 2002; and
                 2.0 to 1.0 as of March 31, 2001 and thereafter.

        7.5 Tangible Net Worth: Borrower shall not permit Tangible Net Worth to be less than:

                 $62,000,000 through December 30, 2000; and
                 $65,000,000 as of December 31, 2000 and thereafter.

        Section 8. Events of Default

        If any one or more of the following "Events of Default" shall occur and be continuing:

        8.1 Failure to make due payment of the principal of the Notes, or in the payment of interest on the Notes or in the payment of any other liability owing by the Borrower to the Bank within 10 days of the due date, now existing or hereinafter incurred, whether direct or contingent; or

        8.2 Failure by the Borrower to observe or perform any covenant contained in Sections 5, 6 or 7 hereof; or

        8.3 Failure by the Borrower to perform any act, duty, obligation or other agreement contained herein and not otherwise constituting an Event of Default hereunder, or failure by the Borrower to perform any of its obligations under any Related Agreement, which shall occur and continue without correction for thirty (30) days following the Bank giving the Borrower notice thereof; or

        8.4 Any representation or warranty made by the Borrower herein or in any Related Agreement, or any statement, certificate or other data furnished by the Borrower in connection herewith or with any Related Agreement, proves to have been incorrect when made in any material respect; or

        8.5 A judgment or judgments for the payment of money shall be rendered against the Borrower, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution; or

        8.6 Any levy, seizure, attachment, execution or similar process shall be issued or levied on any of the Borrower's property in excess of $100,000 and Borrower shall not in good faith be contesting such situation; or

        8.7 The Borrower shall (a) apply for or consent to the appointment of a receiver, conservator, trustee or liquidator of all or a substantial part of any of its assets; (b) be unable, or admit in writing its inability, to pay its debts as they mature; (c) file or permit the filing of any petition, case, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form of arrangement for the satisfaction settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) take any action for the purpose of effecting any of the foregoing; or

        8.8 An order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower, without the application, approval or consent of the Borrower by or in any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or appointing a receiver, trustee, conservator or liquidator of the Borrower or of all or a substantial part of its assets and Borrower, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of one hundred twenty (120) consecutive days; or

        8.9 The Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist; or

        8.10 A default by the Borrower or Swiss Army Brands CH, Inc. of the payment obligations under the Xantia Note.

        8.11 Failure by the Borrower to pay any other Indebtedness in an amount in excess of $250,000, whether contingent or otherwise upon maturity or the acceleration thereof; unless such other Indebtedness is subject to a bona fide dispute and the Borrower maintains on its books an adequate reserve with respect to such Indebtedness; or

        8.12 Any material adverse change in the assets, liabilities, financial condition or business of the Borrower has occurred since the date of any financial statements delivered to the Bank before or after the date of this Agreement which condition shall remain in effect for thirty (30) days after notice and an opportunity to cure;

        then, and in such event, the Bank may declare the then outstanding principal balance and all interest accrued on the Notes and all applicable late charges and surcharges and all other liabilities and obligations of the Borrower to the Bank to be forthwith due and payable, whereupon the same shall become forthwith due and payable, the availability of the Line of Credit shall be deemed to be automatically terminated, Borrower's right to select pricing options for Advances shall terminate, and the Bank may exercise its rights and remedies under this Agreement and the Related Agreements; all of the foregoing without presentment or demand for payment, notice of non-payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Borrower and each Guarantor.

        Section 9. Intentionally Omitted

        Section 10. Miscellaneous

        10.1 Waivers.

          Borrower hereby waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notices of advances made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to this Agreement, the Related Agreements, the Notes and any collateral now or hereafter securing the Notes, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall not be deemed to have waived any of its rights upon or under any document or agreement relating to the liabilities of the Borrower, unless such waiver be in writing and signed by the Bank. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. The Bank may revoke any permission or waiver previously granted to Borrower such revocation shall be effective whether given orally or in writing. All rights and remedies of the Bank with respect to this Agreement, the Related Agreements or the Notes whether evidenced hereby or by any other instrument or document, shall be cumulative and may be exercised singularly or concurrently.

          BORROWER AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THE NOTES AND MAKE THE LOANS DESCRIBED HEREIN.

          BORROWER (i) ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION AND (ii) TO THE EXTENT PERMITTED BY ANY STATE OR FEDERAL LAW, WAIVES ANY RIGHT IT MAY HAVE TO PRIOR NOTICE OF AND A HEARING AND THE POSTING OF A BOND ON THE RIGHT OF ANY HOLDER OF THE NOTES TO ANY REMEDY OR COMBINATION OF REMEDIES THAT ENABLES SAID HOLDER BY WAY OF ATTACHMENT, FOREIGN ATTACHMENT, GARNISHMENT OR REPLEVIN, TO DEPRIVE BORROWER OR ANY GUARANTOR OF ANY OF THEIR PROPERTY, AT ANY TIME, PRIOR TO FINAL JUDGMENT IN ANY LITIGATION INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

        10.2 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designated by notice to the other parties:

        If to the Bank:

               FLEET NATIONAL BANK
               157 Church Street
               New Haven, Connecticut 06510
               Facsimile No. (203) 821.7311
               Attention: Kevin Burke
               Vice President

        with a copy to:

               TYLER COOPER&ALCORN, LLP.
               205 Church Street
               P.O. Box 1936
               New Haven, Connecticut 06510
               Facsimile No. (203) 777.1181
               Attention: Joseph C. Lee, Esquire

        If to the Borrower:

               SWISS ARMY BRANDS, INC.
               One Research Drive
               Shelton, Connecticut 06484
               Facsimile No. (203) 925.2933
               Attention: Thomas M. Lupinski
               Chief Financial Officer

        with a copy to:

               MORRISON&FOERSTER LLP
               1290 Avenue of the Americas
               New York, New York 10104-0050
               Facsimile No. (212) 468.7900
               Attention: Charles B. Friedman, Esquire

        10.3 Expenses; Additional Documents. The Borrower will pay all taxes levied or assessed upon the principal sum of the Advances made against the Bank. Borrower shall pay on demand all reasonable expenses of Bank in connection with the preparation, administration, default, collection, waiver or amendment of this Agreement, the Notes, and the Related Agreements, or in connection with Bank's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses in reasonable amounts, and any reasonable fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor, and the amount of all such expenses shall, until paid, be an obligation secured by any collateral. The Borrower will, from time to time, at its expense, execute and deliver to the Bank all such other and further instruments and documents as the Bank shall reasonably request.

        10.4 Lien, Security Interest and Set Off. Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits and credits, collateral and property now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of FleetBoston Financial Corporation or in transit to any of them. At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing this Agreement, the Notes or the Related Agreements.

ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE INDEBTEDNESS OF THE BORROWER TO THE BANK, INCLUDING THE LOANS EVIDENCED HEREBY AND THE NOTES, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

        10.5 Indemnification.The Borrower agrees to defend, indemnify and hold harmless the Bank and any participants, successors or assigns of the Bank and the officers, directors, employees and agents of each of them from and against any and all losses, claims, liabilities, asserted liabilities, reasonable costs and expenses, including, without limitation, reasonable costs of litigation and reasonable attorneys' fees (both the allocated costs of internal counsel and outside counsel) incurred in connection with any and all claims or proceedings for bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage (including all foreseeable damage) or any diminution in value of any real property resulting from or relating, directly or indirectly, to (a) a release into the environment of any toxic substances or hazardous wastes (a "Release") a threatened Release, the existence or removal of any toxic substances or hazardous wastes on, into, from, through or under any real property owned or operated by the Borrower or any Guarantor (whether or not such Release is caused by Borrower, or Borrower Affiliate, tenant, subtenant, prior owner or prior tenant or any other Person and whether or not the alleged liability is attributable to the handling, storage, generation, transportation or disposal of toxic substances or hazardous wastes or the mere presence of such toxic substances or hazardous wastes) or (b) the breach or alleged breach by Borrower of any federal, state or local law or regulation concerning public health, safety or the environment with respect to any real property owned or operated by the Borrower and/or any business conducted thereon.

        10.6 Stamp Tax. The Borrower will pay any stamp or other tax which becomes payable in respect of the Notes, this Agreement or the Related Agreements.

        10.7 Schedules. Schedule A and Schedule B, which are attached hereto, are and shall constitute a part of this Agreement.

        10.8 Connecticut Law; Jurisdiction of Connecticut Courts. This Agreement, the Related Agreements and the rights and obligations of the parties hereunder and thereunder shall be construed and interpreted in accordance with the laws of Connecticut. BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CONNECTICUT OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SET FORTH IN THIS AGREEMENT. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

        10.9 Usury. This Agreement is hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forebearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein “ applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. It is the intent of Borrower and Lender in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Related Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity as prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

        10.10 Survival of Representations. All representations, warranties, covenants and agreements herein contained or made in writing in connection with this Agreement shall survive the execution and delivery of the Notes, shall continue in full force and effect until all amounts payable on account of the Notes, the Related Agreements and this Agreement shall have been paid in full and this Agreement has been terminated.

        10.11 Severability. If any provision of this Agreement shall to any extent be held invalid or unenforceable, then only such provision shall be deemed ineffective and the remainder of this Agreement shall not be affected.

        10.12 Integration; Modifications. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by Borrower and Bank

        10.13 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrower, the Bank and their respective successors and assigns.

        10.14 Pledge by Bank to Federal Reserve. Bank may at any time pledge all or any portion of its rights under this Agreement or the Notes including any portion of the Notes to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under this Agreement or any of the Related Agreements.

        10.15 Lost, Stolen, Destroyed or Mutilated Documents. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Notes or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Notes or other security document, Borrower will issue, in lieu thereof, a replacement Notes or other security document in the same principal amount thereof and otherwise of like tenor.

        10.16 Assignment of Bank's Interest. Bank shall have the unrestricted right at any time or from time to time, and with the consent of the Borrower (which consent shall not be unreasonably withheld and which consent shall not be required if there is an existing Event of Default), to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "assignee"), and Borrower and each Guarantor agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing. In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee, and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank, and such Assignees, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

        10.17 Participations. Bank shall have the unrestricted right at any time and from time to time, and with the consent of the Borrower (which consent shall not be unreasonably withheld and which consent shall not be required if there is an existing Event of Default) to grant to one or more banks or other financial institutions (each a "Participant") participating interest in Bank's obligation to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations hereunder.

        10.18 Bank May Furnish Information. Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

        10.19 Following Business Day Convention. The Following Business Day Convention shall be used to adjust any relevant date if that date would otherwise fall on a day that is not a Business Day. For the purposes herein, the term Following Business Day Convention shall mean that an adjustment will be made if any relevant date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day. All payments under this Agreement or the Notes shall be adjusted in accordance with the Following Business Day Convention.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a sealed instrument as of the day and year first above written.

                                                                                                          FLEET NATIONAL BANK

Witness:

                                                                                                          By

                                                                                                                Name:                                                                                                                                        Its:

                                                                                                          SWISS ARMY BRANDS, INC.

Witness:

                                                                                                          By

                                                                                                                Name:                                                                                                                                        Its:

                                    Schedule B      -                   Pricing Grid

                                    Exhibit 1      -                   Borrowing Base Certificate
                                    Exhibit 2      -                   Revolving Note
                                    Exhibit 3      -                   Term Note
                                    Exhibit 4      -                   2000 Term Note
                                    Exhibit 5      -                   Victorinox Letter Agreement